Exhibit 5.1

June 30, 2004

EPIQ Systems, Inc.
501 Kansas Avenue
Kansas City, Kansas 66105-1309

  Re:
  EPIQ Systems, Inc. Registration Statement on Form S-3

Dear Sir/Madam:

        You have requested our opinion as counsel to EPIQ Systems, Inc., a Missouri corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement relating to the sale by the selling securityholders named therein of $50,000,000 aggregate principal amount of 4.00% Contingent Convertible Subordinated Notes (the "Notes") and shares of common stock of the Company, par value $.01 per share, that may be issued to the selling securityholders upon conversion of the Notes (the "Shares").

        In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

        Based upon the foregoing, we are of the opinion as follows:

        1.     The Notes have been duly authorized, and constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        2.     The Shares have been duly authorized, and when issued and delivered upon conversion of the Notes, will be legally issued, fully paid and nonassessable.

        We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Counsel" in the prospectus that is a part thereof.

Very truly yours,
/s/ Gilmore & Bell, P.C.